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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Terabeam, Inc.
(Name of Issuer)
Common Stock, $0.01 par value per share
(Title of Class of Securities)
88077B 10 8
(CUSIP Number)
February 23, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Mobius Technology Ventures VI, L.P. (“MTV”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		849,924

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		849,924

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	849,924

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		33,155

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		33,155

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	33,155

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		34,709

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		34,709

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	34,709

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: SOFTBANK US Ventures VI, L.P. (“SBUSV”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		911,448

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		911,448

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	911,448

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	4.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Mobius VI LLC (“Mobius”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,829,236

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,829,236

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,829,236

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		48,908

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		48,908

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	48,908

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		32,365

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		32,365

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	32,365

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	0.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: SOFTBANK Technology Ventures V, L.P. (“SB Tech”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,798,735

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,798,735

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,798,735

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: SBTV V LLC (“SBTV”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,880,008

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,880,008

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,880,008

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Bradley A. Feld (“BAF”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,709,244

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,709,244

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,709,244

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	17.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: D. Rex Golding (“DRG”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,709,244

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,709,244

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,709,244

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	17.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Jo Ann Heidi Roizen (“JR”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,709,244

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		3,709,244

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,709,244

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	17.3%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Greg P. Galanos (“GPG”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,829,236

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,829,236

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,829,236

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	88077B 10 8

1	NAMES OF REPORTING PERSONS: Jason A. Mendelson (“JAM”)

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,829,236

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		1,829,236

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,829,236

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	8.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1.
(a)	Name of Issuer Terabeam, Inc.

(b)	Address of Issuer’s Principal Executive Offices 2115 O’Nel Drive, San Jose, CA 95131
Item 2.
(a)	Name of Person Filing

Mobius Technology Ventures VI, L.P. (“MTV”)
SOFTBANK U.S. Ventures VI, L.P. (“SBUSV”)
Mobius Technology Ventures Advisors Fund VI, L.P. (“MTAF”)
Mobius Technology Ventures Side Fund VI, L.P. (“MTSF”)
Mobius VI LLC (“Mobius”)
SOFTBANK Technology Ventures V, L.P. (“SB Tech”)
SOFTBANK Technology Ventures Advisors Fund V, L.P. (“SBTAF”)
SOFTBANK Technology Entrepreneurs Fund V, L.P. (“SBTEF”)
SBTV V LLC (“SBTV”)
Bradley A. Feld (“BAF”)
D. Rex Golding (“DRG”)
Jo Ann Heidi Roizen (“JR”)
Greg P. Galanos (“GPG”)
Jason A. Mendelson (“JAM”)

(b)	Address of Principal Business Office or, if none, Residence Two Palo Alto Square, Suite 500 3000 El Camino Real Palo Alto, CA 94306

(c)	Citizenship

SB Tech:	Delaware	MTAF:	Delaware
SBTAF:	Delaware	MTSF:	Delaware
SBTEF:	Delaware	MTV:	Delaware
SBTV:	Delaware	SBUSV:	Delaware
		Mobius:	Delaware

BAF:	United States
DRG:	United States
JR:	United States
GPG:	United States
JAM:	United States
(d)	Title of Class of Securities Common Stock

(e)	CUSIP Number 88077B 1 0 8

Item 3.            Not applicable
Item 4.            Ownership

					Shares	Shares
	No. of		Shares	Shares	Subject to	Subject to
	Shares	% of Shares	Subject to	Subject to	Sole	Shared
	Beneficially	Beneficially	Sole Voting	Shared	Dispositive	Dispositive
	Owned	Owned	Power	Voting Power	Power	Power
MTV (1)	849,924	4.0%	0	849,924	0	849,924
MTSF (2)	34,709	0.2%	0	34,709	0	34,709
MTAF (3)	33,155	0.2%	0	33,155	0	33,155
SBUSV (4)	911,448	4.3%	0	911,448	0	911,448
Mobius (5)	1,829,236	8.5%	0	1,829,236	0	1,829,236
SB Tech (6)	1,798,735	8.4%	0	1,798,735	0	1,798,735
SBTAF (7)	48,908	0.2%	0	48,908	0	48,908
SBTEF (8)	32,365	0.2%	0	32,365	0	32,365
SBTV (9)	1,880,008	8.8%	0	1,880,008	0	1,880,008
BAF (10)	3,709,244	17.3%	0	3,709,244	0	3,709,244
DRG (10)	3,709,244	17.3%	0	3,709,244	0	3,709,244
JR (10)	3,709,244	17.3%	0	3,709,244	0	3,709,244
GPG (11)	1,829,236	8.5%	0	1,829,236	0	1,829,236
JAM (11)	1,829,236	8.5%	0	1,829,236	0	1,829,236

(1)	Listed shares held of record by MTV. MTV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTV, and (ii) BAF, DRG, JR, GPG and JAM, as managing members of Mobius.

(2)	Listed shares held of record by MTSF. MTSF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTSF, and (ii) BAF, DRG, JR, GPG and JAM, as managing members of Mobius.

(3)	Listed shares held of record by MTAF. MTAF has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of MTAF, and (ii) BAF, DRG, JR, GPG and JAM, as managing members of Mobius.

(4)	Listed shares held of record by SBUSV. SBUSV has shared voting and dispositive power with respect to such shares with (i) Mobius, as general partner of SBUSV, and (ii) BAF, DRG, JR, GPG and JAM, as managing members of Mobius.

(5)	Mobius has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3) and (4) above, as applicable, and (ii) BAF, DRG, JR, GPG and JAM, as managing members of Mobius.

(6)	Listed shares held of record by SB Tech. SB Tech has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SB Tech, and (ii) BAF, DRG, and JR, as managing members of SBTV.

(7)	Listed shares held of record by SBTAF. SBTAF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTAF, and (ii) BAF, DRG, and JR, as managing members of SBTV.

(8)	Listed shares held of record by SBTEF. SBTEF has shared voting and dispositive power with respect to such shares with (i) SBTV, as general partner of SBTEF, and (ii) BAF, DRG, and JR, as managing members of SBTV.

(9)	SBTV has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (6), (7), and (8) above, as applicable, and (ii) BAF, DRG, and JR, as managing members of SBTV.

(10)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), (4), (6), (7) and (8) above, as applicable, (ii) Mobius and SBTV, and (iii) the other managing members of Mobius and SBTV.

(11)	Has shared voting and dispositive power with respect to the listed shares with (i) each of the venture capital funds listed in footnotes (1), (2), (3), and (4) above, as applicable, (ii) Mobius, and (iii) the other managing members of Mobius.
          Other than as described in Item 4 above, none of the Reporting Persons has engaged in any other transactions with respect to the shares covered by this Schedule in the past 60 days.
Item 5.        Ownership of Five Percent or Less of a Class
                    Not applicable
Item 6.        Ownership of More than Five Percent on Behalf of Another Person
                    Not applicable
Item 7.        Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                    Company or Control Person.
                    Not applicable
Item 8.        Identification and Classification of Members of the Group
                    Not applicable
Item 9.        Notice of Dissolution of a Group
                    Not applicable

Item 10.      Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 27, 2006 SOFTBANK TECHNOLOGY VENTURES V, L.P.
By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	General Counsel

SOFTBANK TECHNOLOGY ADVISORS FUND V, L.P.
By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	General Counsel

SOFTBANK TECHNOLOGY ENTREPRENEURS FUND V, L.P.
By:	SBTV V LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	General Counsel

SBTV V LLC its general partner
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	General Counsel

MOBIUS TECHNOLOGY VENTURES VI, L.P.
By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Managing Director and General Counsel

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI, L.P.
By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Managing Director and General Counsel

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI, L.P.
By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Managing Director and General Counsel

SOFTBANK U.S. VENTURES VI, L.P.
By:	Mobius VI LLC
its general partner

By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Managing Director and General Counsel

MOBIUS VI, LLC.
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Managing Director and General Counsel

BRADLEY A. FELD
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Attorney-in-fact / authorized signatory for SEC Filings*

D. REX GOLDING
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Attorney-in-fact / authorized signatory for SEC Filings*

JO ANN HEIDI ROIZEN
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Attorney-in-fact / authorized signatory for SEC Filings*

GREG P. GALANOS
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson
	Title:	Attorney-in-fact / authorized signatory for SEC Filings*

JASON A. MENDELSON
By:	/s/ Jason A. Mendelson
	Name:	Jason A. Mendelson

*	Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.